Exhibit 99.4

NEWS RELEASE

UPDATE ON BRISTOW HELICOPTER ACCIDENT IN LAGOS

NIGERIA, (August 13, 2015) – Bristow Helicopters (Nigeria) Limited has confirmed that the aircraft that was involved in an accident in Lagos, Nigeria, on August 12, 2015, carried 10 passengers and a crew of two.

The company has confirmed six survivors and six fatalities.

The Bristow flight crew was among the fatalities, comprised of Captain Joseph “Jay” Wyatt of Oklahoma, U.S., and First Officer Peter Bello, of Nigeria.

Captain Wyatt started his aviation career in 2005 and has been flying in Nigeria since 2009. First Officer Peter Bello joined Bristow in 2014 after graduating from Bristow Academy’s helicopter flight school. Both were experienced and qualified.

“We are shaken and deeply saddened by this tragic accident,” said Bristow’s Regional Director Africa, Duncan Moore. “Our thoughts and prayers go out to the families, friends and loved ones of all those on board.”

Bristow has mobilized the full resources of its response team and is working closely with authorities on the investigation, including at the accident site to recover the aircraft. Medical treatment is being provided to those who are injured and trained coordinators have been assigned to the families of the crew members and passengers to support them with their every need and ensure that they receive the most current information and assistance.

Bristow has established a dedicated hotline for family members of those on board the flight. Relatives may telephone +1 (855) 979-7533 or +1 (567) 302-7004 for information, care and assistance.

Bristow Nigeria would like to express its appreciation for the help and support it has received from the NCAA, the NAIB, NEMA and other industry stakeholders. The company would also like to thank the Lagos State Government and the traditional ruler and people of the community where the accident took place.

A core value for Bristow is safety, and we are committed to safety in every aspect of our business. Bristow continues to collect pertinent information and will release more details at bristowgroup.com as soon as it is available.

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About Bristow Helicopters (Nigeria) Limited

Bristow Helicopters (Nigeria) Limited provides aviation services to the offshore energy industry, serving major integrated offshore energy companies in Africa’s oil and gas industry. With headquarters located in Lagos, Nigeria, Bristow Group’s Africa region comprises operations in Nigeria and Ghana.

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Media inquiries contact:

Tunji Olugbodi

Verdant Zeal

Phone: 234-802-290-6999

E-mail: tunjiolugbodi@gmail.com

Julie King

External Communications

Bristow Group

Phone: 832-551-9814

E-mail: julie.king@bristowgroup.com